EXHIBIT 99.4

ITEM 7:    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis should be read in conjunction with Item 8: “Financial Statements and Supplementary Data”
included in this Current Report on Form 8-K.

Overview
We are a technology company, offering end-to-end smart metering solutions to electric, natural gas, and water utilities around the world. Our smart metering solutions, meter data management software, and knowledge application solutions bring additional value to a utility’s metering and grid systems. Our professional services help our customers project-manage, install, implement, operate, and maintain their systems.

As part of our global reorganization that was announced in the first quarter of 2011, we now manage and report under two operating segments, Energy and Water. The transition to the new organizational structure, including changes to operations and financial and operational management systems was completed in the first quarter of 2012. Our historical segment information for the years ended December 31, 2011, 2010, and 2009 has been restated to reflect our new operating segments.

The Energy operating segment includes our global electricity and gas products, while the Water operating segment includes our global water and heat products.

We have three measures of segment performance: revenue, gross profit (margin), and operating income (margin). Our operating segments have distinct products, and therefore intersegment revenues were minimal. Corporate operating expenses, interest income, interest expense, other income (expense), and income tax provision (benefit) are not allocated to the segments, nor included in the measure of segment profit or loss.

Total company revenues increased $174.9 million, or 8%, in 2011, compared with 2010. The revenue growth was driven by our Energy operating segment with an increase of $111.1 million, or 6%, in 2011, compared with 2010, while our Water operating segment increased $63.8 million, or 14%. Revenues increased $571.8 million, or 34%, in 2010, compared with 2009, primarily due to the deployment of our smart metering contracts in North America within the Energy operating segment. Total backlog was $1.3 billion, and twelve-month backlog was $766 million at December 31, 2011.

Total company gross margin decreased 30 basis points in 2011, compared with 2010, primarily due to increased warranty charges in both the Energy and Water operating segments. Certain administrative expenses in North America that were previously allocated to cost of revenues have been reclassified to general and administrative operating expenses to conform to our worldwide presentation. These reclassifications did not have a material impact to gross margin.

As a result of the significant decline in the price of our shares of common stock at the end of September 2011, our aggregate market value was significantly lower than the aggregate carrying value of our net assets. As a result, we performed an impairment test of our goodwill as of September 30, 2011, instead of our annual October 1 testing date, which resulted in a goodwill write-down of $584.8 million in 2011. The goodwill impairment was associated with two reporting units under the prior Itron International segment, Electricity, which is now part of the Energy operating segment, and Water. The goodwill impairment was not deductible for foreign tax purposes and therefore did not reduce the foreign tax provision for the year ended December 31, 2011.

As part of our global segment reorganization, during the second and third quarters of 2011 we performed a comprehensive review of our cost structure. On October 26, 2011, we announced projects to restructure our manufacturing operations in order to increase efficiency and lower our cost of manufacturing. Under the restructuring plan, we are implementing projects to close or consolidate several of our manufacturing facilities. Approximately one-third of our 31 global manufacturing locations will be impacted: six manufacturing facilities will be closed or sold, and operations at several other facilities will be reduced. Overall, we expect to reduce our workforce by approximately 7.5%. We expect to incur pre-tax restructuring charges totaling approximately $75 million to $85 million. A substantial portion of these charges are expected to be paid throughout 2012 and the first half of 2013. In 2012, we anticipate savings of approximately $15 million. We expect to achieve annualized cost savings of approximately $30 million by the end of 2013. Certain projects are subject to a variety of labor and employment laws, rules, and regulations which could result in a delay in implementing projects at some locations. Restructuring costs of $68.1 million were recorded in 2011, primarily associated with severance accruals and the impairment of long-lived assets that will be sold.
The diluted loss per share was $12.56 in 2011, which consisted of a loss per share of $14.40 related to the goodwill impairment and a loss per share of $1.68 associated with restructuring charges.

Net debt repayments during the year ended December 31, 2011 were $178.1 million, reducing our total debt outstanding from $610.9 million to $452.5 million at December 31, 2011.

Total Company Revenues, Gross Profit and Margin, and Unit Shipments

	Year Ended December 31,
	2011	% Change	2010	% Change	2009
	(in thousands)		(in thousands)		(in thousands)
Revenues	$2,434,124	8%	$2,259,271	34%	$1,687,447
Gross Profit	$746,458	7%	$700,675	30%	$539,963
Gross Margin	30.7%		31.0%		32.0%

	Year Ended December 31,
	2011	2010	2009
	(in thousands)
Revenues by region
United States and Canada	$1,182,775	$1,168,523	$606,472
Europe, Middle East, and Africa (EMEA)	899,642	803,154	852,343
Other	351,707	287,594	228,632
Total revenues	$2,434,124	$2,259,271	$1,687,447

Revenues
Revenues increased 8%, or $174.9 million, in 2011, compared with 2010. The net translation effect of our operations denominated in foreign currencies to the U.S. dollar accounted for $60.6 million of the increase in revenues for the year ended December 31, 2011, compared with 2010. Revenues increased 34%, or $571.8 million, in 2010, compared with 2009. Consolidated foreign currency fluctuations were minor in 2010, compared with 2009. A more detailed analysis of these fluctuations is provided in Operating Segment Results.

No single customer represented more than 10% of total revenues for the years ended December 31, 2011 and 2009. For the year ended December 31, 2010, one customer within our Energy operating segment, Southern California Edison, represented 11% of total revenues. Our 10 largest customers accounted for 33%, 34%, and 17% of total revenues in 2011, 2010, and 2009.

Gross Margins
Gross margin was 30.7% for 2011, compared with 31.0% in 2010, primarily due to warranty charges incurred in both the Energy and Water operating segments. The unfavorable impact of the Water operating segment on the consolidated gross margin was partially offset by the improved gross margin in the Energy operating segment. A more detailed analysis of these fluctuations is provided in Operating Segment Results.

Meter and Module Summary
We classify meters into three categories:

•	Standard metering – no built-in remote reading communication technology

•	Advanced metering – one-way communication of meter data

•	Smart metering – two-way communication including remote meter configuration and upgrade (consisting primarily of our OpenWay® technology)

In addition, advanced and smart meter communication modules can be sold separately from the meter. A summary of our meter and communication module shipments is as follows:

	Year Ended December 31,
	2011	2010	2009
	(units in thousands)
Meters
Standard	19,570	20,010	21,210
Advanced and smart	9,320	8,440	3,820
Total meters	28,890	28,450	25,030

Stand-alone communication modules
Advanced and smart	6,330	5,960	3,830

Operating Segment Results

For a description of our operating segments, refer to Item 8: “Financial Statements and Supplementary Data, Note 16: Segment Information” in this Current Report on Form 8-K. The following tables and discussion highlight significant changes in trends or components of each operating segment.

	Year Ended December 31,
	2011	% Change	2010	% Change	2009
Segment Revenues	(in thousands)		(in thousands)		(in thousands)
Energy
Electricity	$1,239,428	5%	$1,185,892	56%	$760,688
Gas	672,999	9%	615,450	22%	503,359
Total Energy	1,912,427	6%	1,801,342	43%	1,264,047
Water	521,697	14%	457,929	8%	423,400
Total revenues	$2,434,124	8%	$2,259,271	34%	$1,687,447

	Year Ended December 31,
	2011		2010		2009
	Gross Profit	Gross Margin	Gross Profit	Gross Margin	Gross Profit	Gross Margin
Segment Gross Profit and Margin	(in thousands)		(in thousands)		(in thousands)
Energy	$578,575	30.3%	$541,900	30.1%	$382,657	30.3%
Water	167,883	32.2%	158,775	34.7%	157,306	37.2%
Total gross profit and margin	$746,458	30.7%	$700,675	31.0%	$539,963	32.0%

	Year Ended December 31,
	2011		2010		2009
	Operating Income (Loss)	Operating Margin	Operating Income (Loss)	Operating Margin	Operating Income (Loss)	Operating Margin
Segment Operating Income (Loss) and Operating Margin	(in thousands)		(in thousands)		(in thousands)
Energy	$(112,831)	(6)%	$184,163	10%	$29,914	2%
Water	(303,772)	(58)%	43,611	10%	44,630	11%
Corporate unallocated	(42,580)		(43,577)		(29,517)
Total Company	$(459,183)	(19)%	$184,197	8%	$45,027	3%

Energy:

Revenues - 2011 vs. 2010
Electricity revenues for 2011 increased by $53.5 million, or 5%, compared with 2010 revenues. Revenues for OpenWay electricity projects increased by $12.6 million, while revenues for prepayment meters in Asia/Pacific and Africa provided the balance of the increase.

Gas revenues increased by $57.5 million, or 9%, in 2011, compared to 2010, driven by increases in smart gas modules in North America and gas meters in Europe and Asia, partially offset by a $26.1 million decrease in OpenWay gas projects.

One customer represented 11% of the Energy operating segment revenues in 2011, and two customers individually represented 14% and 10% of the Energy operating segment revenues in 2010.

Revenues - 2010 vs. 2009
Electricity revenues increased $425.2 million, or 56%, in 2010, primarily due to the deployment of our smart metering contracts in 2010. Specifically, OpenWay electricity projects for 2010 increased by $437.4 million, compared with 2009.

Gas revenues increased $112.1 million, or 22%, in 2010, compared with 2009. The increase was driven primarily by increased smart gas module shipments of $62.9 million in North America and OpenWay gas projects of $30.1 million in 2010.

No single customer represented more than 10% of the Energy operating segment revenues in 2009.

Gross Margin - 2011 vs. 2010
Gross margin was 30.3% in 2011, compared with 30.1% in 2010. Increased revenues and margins for smart gas communication modules and non-OpenWay services were partially offset by higher warranty charges of $7.4 million in 2011.

Gross Margin - 2010 vs. 2009
Gross margin decreased 20 basis points in 2010, due to a higher mix of smart metering systems and technology, which had lower margins than advanced metering systems and technology.

Operating Expenses - 2011 vs. 2010
Energy operating expenses in 2011 included a goodwill impairment charge of $254.7 million associated with the Electricity reporting unit, as discussed in Overview. Operating expenses included restructuring expenses of $51.9 million primarily associated with accrued severance and asset impairments. Operating expenses (including sales and marketing, product development, general and administrative, and amortization of intangible assets) increased $27.1 million, or 8%, in 2011, primarily due to increased product development costs for new and enhanced products. This increase was partially offset by scheduled decreases in amortization of intangible assets and decreased bonus, profit sharing, and employee savings plan match expenses. Operating expenses, consisting of sales and marketing, product development, general and administrative, and amortization of intangible assets, as a percentage of revenues were 20% in 2011 and 2010.

Operating Expenses - 2010 vs. 2009
Energy operating expenses increased $5.0 million, or 1%, in 2010, primarily due to increased compensation expense from the reinstatement of our bonus, profit sharing, and employee savings plan match, as well as increased product development costs for new and enhanced products. These increased expenses were partially offset by a scheduled decrease in amortization of intangible assets. As a result of higher revenues, operating expenses as a percentage of revenues decreased to 20% in 2010, compared with 28% in 2009.

Water:

Revenues - 2011 vs. 2010
Revenues increased $63.8 million, or 14%, in 2011, primarily driven by increased meter and smart module shipments in Europe. In addition, the net translation effect of foreign currencies into the U.S. dollar accounted for $15.0 million of the increase in revenues.

No single customer represented more than 10% of Water operating segment revenues in 2011, 2010, and 2009.

Revenues - 2010 vs. 2009
Revenues increased $34.5 million, or 8%, in 2010, primarily driven by increased meter and module shipments in Europe and Asia.

Gross Margin - 2011 vs. 2010
Water gross margin decreased to 32.2% in 2011, compared with 34.7% in 2010, primarily due to a combination of competitive pricing pressures and higher materials costs, including copper, as well as warranty charges of $12.6 million associated with a vendor supplied component.

Gross Margin - 2010 vs. 2009
Gross margin decreased to 34.7% in 2010 from 37.2% in 2009, primarily due to higher material costs, such as brass, and increased warranty expense in 2010.

Operating Expenses - 2011 vs. 2010
Water operating expenses in 2011 included a goodwill impairment charge of $330.1 million associated with the Water reporting unit, as discussed in Overview. Operating expenses included restructuring expenses of $15.3 million primarily associated with accrued severance and asset impairments. Operating expenses (including sales and marketing, product development, general and administrative, and amortization of intangible assets) increased $11.1 million in 2011, compared with 2010. Operating expenses, consisting of sales and marketing, product development, general and administrative, and amortization of intangible assets, as a percentage of revenue were 24%, compared with 25% in 2010.

Operating Expenses - 2010 vs. 2009
Operating expenses were $115.2 million, or 25% of revenues, for 2010, compared with $112.7 million, or 27% of revenues, for 2009. The $2.5 million increase was the result of increased sales and marketing, product development, and general and administrative expenses, partially offset by a scheduled reduction in amortization of intangible assets.

Corporate unallocated:

Operating expenses not directly associated with an operating segment are classified as “Corporate unallocated.” These expenses decreased 2% to $42.6 million in 2011, compared with 2010, primarily due to decreased bonus and profit sharing expense. Corporate unallocated expenses increased $14.1 million in 2010, compared with 2009, primarily due to increased compensation expense from the reinstatement of our bonus and profit sharing plans.

Operating Expenses

The following table details our total operating expenses in dollars and as a percentage of revenues:

	Year Ended December 31,
	2011	% of Revenues	2010	% of Revenues	2009	% of Revenues
	(in thousands)		(in thousands)		(in thousands)
Sales and marketing	$185,105	8%	$171,035	8%	$151,783	9%
Product development	161,305	7%	139,166	6%	121,032	7%
General and administrative	142,908	6%	137,226	6%	123,548	7%
Amortization of intangible assets	63,394	3%	69,051	3%	98,573	6%
Restructuring expense	68,082	3%	—	—%	—	—%
Goodwill impairment	584,847	24%	—	—%	—	—%
Total operating expenses	$1,205,641	50%	$516,478	23%	$494,936	29%

2011 vs. 2010
Operating expenses in 2011 included a goodwill impairment of $584.8 million associated with two of our reporting units, as discussed in Overview. Restructuring expenses were $68.1 million primarily associated with accrued severance and asset impairments. Operating expenses, consisting of sales and marketing, product development, general and administrative, and amortization of intangible assets, increased $36.2 million in 2011, compared with 2010, of which $13.1 million represented the net translation effect of foreign currencies to the U.S. dollar. Operating expenses, consisting of sales and marketing, product development, general and administrative, and amortization of intangible assets, as a percentage of revenue were 23% in 2011 and 2010. Higher costs related to product development for new and enhanced products, as well as higher marketing expense associated with the pursuit of smart grid opportunities were partially offset by a scheduled decrease in amortization of intangible assets.

2010 vs. 2009
Operating expenses increased $21.5 million, or 4%, in 2010, compared with 2009, primarily as a result of increased compensation expense, which was partially offset by lower amortization of intangible assets of $29.5 million and foreign exchange fluctuations of $2.9 million.

Other Income (Expense)

The following table shows the components of other income (expense):

	Year Ended December 31,
	2011	2010	2009
	(in thousands)
Interest income	$862	$592	$1,186
Interest expense	(31,079)	(49,412)	(62,053)
Amortization of prepaid debt fees	(5,715)	(5,492)	(8,258)
Loss on extinguishment of debt, net	—	—	(12,800)
Other income (expense), net	(6,651)	(5,440)	(10,377)
Total other income (expense)	$(42,583)	$(59,752)	$(92,302)

Interest income: Interest income is generated from our cash and cash equivalents. Interest rates have continued to remain low.

Interest expense: Interest expense continues to decline each period as a result of our declining principal balance of debt outstanding.

Total debt was $452.5 million, $610.9 million, and $781.8 million at December 31, 2011, 2010, and 2009, respectively.

Amortization of prepaid debt fees: Amortization of prepaid debt fees in 2011 was higher than 2010 due to the $2.4 million write-off of unamortized prepaid debt fees associated with our 2007 credit facility that was replaced with the 2011 credit facility. Amortization of prepaid debt fees fluctuate each year as debt is repaid early. As debt is repaid early, the related portion of unamortized prepaid debt fees is written-off. Refer to Item 8: “Financial Statements and Supplementary Data, Note 6: Debt” in this Current Report on Form 8-K for additional details related to our long-term borrowings.
Loss on extinguishment of debt: During the first quarter of 2009, we entered into exchange agreements with certain holders of our convertible senior subordinated notes (convertible notes) to issue, in the aggregate, approximately 2.3 million shares of common stock, valued at $132.9 million, in exchange for, in the aggregate, $121.0 million principal amount of the convertible notes, representing 35% of the aggregate principal outstanding at the date of the exchanges. As a result, we recognized a net loss on extinguishment of debt of $10.3 million, calculated as the inducement loss, plus an allocation of advisory fees less the revaluation gain. For a description of the redemption of our subordinated notes and the induced conversion of a portion of our convertible notes, refer to Item 8: "Financial Statements and Supplementary Data, Note 6: Debt" included in this Current Report on Form 8-K.
During the second quarter of 2009, we paid the remaining $109.2 million outstanding balance of our senior subordinated notes and recognized a loss on extinguishment of $2.5 million.

Other income (expense), net: Other expenses, net, consist primarily of unrealized and realized foreign currency gains and losses due to balances denominated in a currency other than the reporting entity's functional currency and other non-operating income (expenses). Foreign currency losses, net of hedging, were $4.7 million in 2011, compared with net foreign currency losses of $3.1 million in 2010 and $5.7 million in 2009.

Financial Condition

Cash Flow Information:

	Year Ended December 31,
	2011	2010	2009
	(in thousands)
Operating activities	$252,358	$254,591	$140,787
Investing activities	(78,741)	(56,274)	(53,994)
Financing activities	(209,453)	(148,637)	(114,121)
Effect of exchange rates on cash and cash equivalents	(555)	(2,096)	4,831
Increase (decrease) in cash and cash equivalents	$(36,391)	$47,584	$(22,497)

Cash and cash equivalents was $133.1 million at December 31, 2011, compared with $169.5 million at December 31, 2010. The decrease in the cash and cash equivalents balance during 2011 was primarily the result of repayments of debt, the repurchase of common stock, and minor business acquisitions in 2011. Cash and cash equivalents was $169.5 million at December 31, 2010, compared with $121.9 million at December 31, 2009, primarily due to improved operating results, partially offset by increased debt repayments.

Operating activities
Cash provided by operating activities in 2011, inclusive of the impact of $12.8 million in cash payments made related to restructuring projects in 2011, was relatively constant when compared with 2010. The $113.8 million increase in cash provided by operating activities for 2010 directly corresponds with the increase in our 2010 net income, compared with 2009.

Investing activities
Net cash used in investing activities in 2011 was $22.5 million higher, compared with 2010. Several business acquisitions totaling $20.1 million contributed to the increase in 2011, while property, plant, and equipment acquisitions in 2011 were comparable with 2010. Acquisitions of property, plant, and equipment in 2010 increased 19%, compared with 2009, as a result of the timing of payments between the two years.

Financing activities
Net cash used in financing activities in 2011 was $60.8 million higher, compared with 2010. During 2011, net repayments on borrowings were $178.1 million compared with $155.2 million in 2010. On October 24, 2011, our Board of Directors authorized a repurchase program of up to $100 million of our common stock through October 23, 2012. During 2011, we repurchased $29.4 million of our common stock. Refer to Item 8: “Financial Statements and Supplementary Data, Note 14: Shareholders' Equity” in this Current Report on Form 8-K for additional details related to our share repurchase program.

During 2010, we repaid $155.2 million in borrowings, compared with $275.8 million in 2009, which included utilizing $160.4 million in net proceeds from a public offering of approximately 3.2 million shares of common stock.

Effect of exchange rates on cash and cash equivalents
Changes in exchange rates on the cash balances of currencies held in foreign denominations resulted in decreases of $555,000 and $2.1 million in 2011 and 2010 and an increase of $4.8 million in 2009. Our primary foreign currency exposure relates to non-U.S. dollar denominated transactions in our international subsidiary operations, the most significant of which is the euro.
Non-cash transactions:
During 2009, we completed exchanges with certain holders of our convertible notes in which we issued, in the aggregate, approximately 2.3 million shares of common stock recorded at $123.4 million, in exchange for $107.8 million net carrying amount of the convertible notes and the reversal of deferred taxes of $5.8 million. Refer to Item 8: “Financial Statements and Supplemental Data, Note 6: Debt” included in this Current Report on Form 8-K for a further discussion associated with the exchange agreements and the derecognition requirement for induced conversions.

Off-balance sheet arrangements:

We have no off-balance sheet financing agreements or guarantees as defined by Item 303 of Regulation S-K at December 31, 2011 and December 31, 2010 that we believe are reasonably likely to have a current or future effect on our financial condition, results of operations, or cash flows.

Disclosures about contractual obligations and commitments:

The following table summarizes our known obligations to make future payments pursuant to certain contracts as of December 31, 2011, as well as an estimate of the timing in which these obligations are expected to be satisfied.

	Total	Less than 1 year	1-3 years	3-5 years	Beyond 5 years
	(in thousands)
2011 credit facility(1)
USD denominated term loan	$318,143	$19,922	$55,568	$242,653	$—
Multicurrency revolving line of credit	176,967	2,747	6,512	167,708	—
Operating lease obligations(2)	48,426	13,331	17,776	10,976	6,343
Purchase and service commitments(3)	232,022	231,722	295	5	—
Other long-term liabilities reflected on the balance sheet under generally accepted accounting principles(4)	129,204	—	65,676	18,350	45,178
Total	$904,762	$267,722	$145,827	$439,692	$51,521

(1)
Borrowings are disclosed within Item 8: “Financial Statements and Supplementary Data, Note 6: Debt” included in this Current Report on Form 8-K, with the addition of estimated interest expense but not including the amortization of prepaid debt fees.

(2)
Operating lease obligations are disclosed in Item 8: “Financial Statements and Supplementary Data, Note 12: Commitments and Contingencies” included in this Current Report on Form 8-K and do not include common area maintenance charges, real estate taxes, and insurance charges for which we are obligated.

(3)
We enter into standard purchase orders in the ordinary course of business that typically obligate us to purchase materials and other items. Purchase orders can vary in terms, which include open-ended agreements that provide for estimated quantities over an extended shipment period, typically up to one year at an established unit cost. Our long-term executory purchase agreements that contain termination clauses have been classified as less than one year, as the commitments are the estimated amounts we would be required to pay at December 31, 2011 if the commitments were canceled.

(4)
Other long-term liabilities consist of warranty obligations, estimated pension benefit payments, and other obligations. Estimated pension benefit payments include amounts through 2021. Noncurrent unrecognized tax benefits totaling $26.3 million recorded in other long-term liabilities, which include interest and penalties, are not included in the above contractual obligations and commitments table as we cannot reliably estimate the period of cash settlement with the respective taxing authorities.

Liquidity and Capital Resources:

Our principal sources of liquidity are cash flows from operations, borrowings, and sales of common stock. Cash flows may fluctuate and are sensitive to many factors including changes in working capital and the timing and magnitude of capital expenditures and payments on debt. Working capital, which represents current assets less current liabilities, was $329.6 million at December 31, 2011, compared with $178.5 million at December 31, 2010.

Borrowings
On August 1, 2011, in accordance with the terms of the convertible notes, we repurchased $184.8 million of the convertible notes at their principal amount plus accrued and unpaid interest. On September 30, 2011, we redeemed the remaining $38.8 million of the convertible notes, plus accrued and unpaid interest. The convertible notes were repurchased and redeemed using a combination of cash on hand and borrowings under our credit facilities.

On August 5, 2011, we entered into an $800 million senior secured credit facility (the 2011 credit facility), which replaced the senior secured credit facility we entered into in 2007. The 2011 credit facility consists of a $300 million U.S. dollar term loan and a multicurrency revolving line of credit (the revolver) with a principal amount of up to $500 million. At December 31, 2011, $160 million was outstanding under the revolver, and $44.5 million was utilized by outstanding standby letters of credit, resulting in $295.5 million available for additional borrowings.

For further description of the term loan and the revolver under our 2011 credit facility, refer to Item 8: “Financial Statements and Supplementary Data, Note 6: Debt” included in this Current Report on Form 8-K.

For a description of our letters of credit and performance bonds, and the amounts available for additional borrowings or letters of credit under our lines of credit, including the revolver that is part of our 2011 credit facility, refer to Item 8: “Financial Statements and Supplementary Data, Note 12: Commitments and Contingencies” included in this Current Report on Form 8-K.

Share Repurchase
On October 24, 2011, our Board of Directors authorized a repurchase program of up to $100 million of our common stock through October 23, 2012. Repurchases are made in the open market or in privately negotiated transactions and in accordance with applicable securities laws. Depending on market conditions and other factors, these repurchases may be commenced or suspended from time to time without prior notice. During 2011, we repurchased $29.4 million of our common stock. Refer to Item 5: “Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities” in our Annual Report on Form 10-K for additional details related to our share repurchase program.

Restructuring
On October 26, 2011, we announced projects to restructure our manufacturing operations to increase efficiency and lower our cost of manufacturing. Under the restructuring, we are implementing projects to close or consolidate several of our manufacturing facilities. Approximately one-third of our 31 global manufacturing locations will be impacted: six manufacturing facilities will be closed or sold, and operations at several other facilities will be reduced. Overall, we expect to reduce our global workforce by approximately 7.5%. We expect to incur pre-tax restructuring charges totaling approximately $75 million to $85 million. A substantial portion of these charges are expected to be paid throughout 2012 and the first half of 2013. In 2012, we anticipate savings of approximately $15 million. We expect to achieve annualized cost savings of approximately $30 million by the end of 2013. Certain projects are subject to a variety of labor and employment laws, rules, and regulations which could result in a delay in implementing projects at some locations. Restructuring costs of $68.1 million were recorded in 2011, primarily associated with severance accruals and the impairment of long-lived assets that will be sold.

Income Tax
Our tax provision (benefit) as a percentage of income (loss) before tax typically differs from the U.S. federal statutory rate of 35%. Changes in our actual tax rate are subject to several factors, including fluctuations in operating results, new or revised tax legislation and accounting pronouncements, changes in the level of business in domestic and foreign jurisdictions, tax credits (including research and development and foreign tax), state income taxes, adjustments to valuation allowances, timing of payments for accrued expenses, and interest expense and penalties related to uncertain tax positions, among other items. Changes in tax laws and unanticipated tax liabilities could significantly impact our tax rate.

Our tax expense as a percentage of loss before tax was (0.9%) for 2011. Our actual tax rate was lower than the 35% U.S. federal statutory tax rate primarily due to: (1) the impact of the goodwill impairment, which was not deductible; (2) projected earnings in tax jurisdictions with rates lower than 35%; (3) the benefit of certain interest expense deductions; (4) a benefit related to the settlement of foreign tax litigation; and (5) an election under U.S. Internal Revenue Code Section 338 with respect to a foreign acquisition in 2007.

Our tax expense as a percentage of income before tax was 12.8% for 2010. Our actual tax rate was lower than the 35% U.S. federal statutory tax rate primarily due to: (1) earnings of our subsidiaries outside of the United States in jurisdictions where our effective tax rate is lower than in the United States; and (2) the de-recognition of a reserve for uncertain tax positions due to a change in the method of depreciation for certain foreign subsidiaries.

Our tax benefit as a percentage of loss before tax was 92.7% for 2009. Our actual tax benefit for 2009 was higher than the U.S. federal statutory rate due to a variety of factors, including: (1) lower effective tax rates on certain international earnings due to an election made under Internal Revenue Code Section 338 with respect to the Actaris acquisition in 2007; (2) benefit of foreign interest expense deductions; (3) tax planning and tax elections regarding the repatriation of foreign earnings and the associated foreign tax credits; (4) a decrease in pretax income in high tax jurisdictions for the year; and (5) a refund of taxes previously paid in foreign tax audits.

Our deferred tax assets consist primarily of tax losses and tax credits that can be carried forward.

Our deferred tax assets at December 31, 2011 do not include the tax effect on $53.9 million of tax benefits from employee stock plan exercises. Common stock will be increased by $20.4 million when such excess tax benefits reduce cash taxes payable.

Our cash income tax payments for 2011, 2010, and 2009 were as follows:

	Year Ended December 31,
	2011	2010	2009
	(in thousands)
U.S. federal taxes paid	$5,900	$4,060	$—
State income taxes paid	2,450	505	559
Foreign and local income taxes paid	19,779	25,577	31,161
Total income taxes paid	$28,129	$30,142	$31,720

For 2009 we had operating losses for U.S. federal income tax purposes and did not pay significant cash taxes. Based on current projections, we expect to pay, net of refunds, approximately $8.5 million in U.S. federal taxes, $2.6 million in state taxes, and $19.8 million in foreign and local income taxes in 2012.

As of December 31, 2011, there was $53 million of cash and short-term investments held by foreign subsidiaries that could require repatriation in order to fund U.S. operations. Tax is one of many factors that we consider in the management of global cash. Included in the determination of the tax costs in repatriating foreign cash into the United States are the amount of earnings and profits in a particular jurisdiction, withholding taxes that would be imposed, and available foreign tax credits. Accordingly, the amount of taxes that we would need to accrue and pay to repatriate foreign cash could vary significantly.

Other Liquidity Considerations
For a description of our funded and unfunded non-U.S. defined benefit pension plans and our expected 2011 contributions, refer to Item 8: “Financial Statements and Supplementary Data, Note 8: Defined Benefit Pension Plans” included in this Current Report on Form 8-K.

At December 31, 2011, we have accrued $26 million of bonus and profit sharing plans expense for the achievement of annual financial and nonfinancial targets, compared with $45 million at December 31, 2010. These awards will be paid in cash during the first quarter of 2012.

The Company conducts business in Italy, Spain, and Portugal, which have been experiencing significant financial stress. As of December 31, 2011, we had trade receivables in these countries of approximately 2% of consolidated total assets. As of December 31, 2011, we did not have any marketable investments in corporate or sovereign government debt securities in these countries.

We expect to grow through a combination of internal new product development, licensing technology from and to others, distribution agreements, partnership arrangements, and acquisitions of technology or other companies. We expect these activities to be funded with existing cash, cash flow from operations, borrowings, and the sale of common stock or other securities. We believe existing sources of liquidity will be sufficient to fund our existing operations and obligations for the next 12 months and into the foreseeable future, but offer no assurances. Our liquidity could be affected by the stability of the energy and water industries, competitive pressures, changes in estimated liabilities for product warranties and/or litigation, future business combinations, capital market fluctuations, international risks, and other factors described under “Risk Factors” included in our Annual Report on Form 10-K.

Contingencies

Refer to Item 8: “Financial Statements and Supplementary Data, Note 12: Commitments and Contingencies” included in this Current Report on Form 8-K.
Critical Accounting Estimates

Revenue Recognition
The majority of our revenue arrangements involve multiple deliverables, which require us to determine the fair value of each deliverable and then allocate the total arrangement consideration among the separate deliverables based on the relative fair value percentages. Revenues for each deliverable are then recognized based on the type of deliverable, such as 1) when the products are shipped, 2) services are delivered, 3) percentage-of-completion when implementation services are essential to other deliverables in the arrangement, 4) upon receipt of customer acceptance, or 5) transfer of title. A majority of our revenue is recognized when products are shipped to or received by a customer or when services are provided.

Fair value represents the estimated price charged if an element were sold separately. If the fair value of any undelivered element included in a multiple deliverable arrangement cannot be objectively determined, revenue is deferred until all elements are delivered and services have been performed, or until the fair value can be objectively determined for any remaining undelivered elements. We review our fair values on an annual basis or more frequently if a significant trend is noted.

If implementation services are essential to a software arrangement, revenue is recognized using either the percentage-of-completion methodology of contract accounting if project costs can be reliably estimated or the completed contract methodology if project costs cannot be reliably estimated. The estimation of costs through completion of a project is subject to many variables such as the length of time to complete, changes in wages, subcontractor performance, supplier information, and business volume assumptions. Changes in underlying assumptions/estimates may adversely or positively affect financial performance.

Certain of our revenue arrangements include an extended or noncustomary warranty provision which covers all or a portion of a customer’s replacement or repair costs beyond the standard or customary warranty period. Whether or not the extended warranty is separately priced in the arrangement, a portion of the arrangement’s total consideration is allocated to this extended warranty deliverable. This revenue is deferred and recognized over the extended warranty coverage period. Extended or noncustomary warranties do not represent a significant portion of our revenue.

On January 1, 2010, we adopted Financial Accounting Standards Board (FASB) Accounting Standards Update (ASU) 2009‑13, Revenue Recognition (Topic 605) - Multiple-Deliverable Revenue Arrangements (a consensus of the FASB Emerging Issues Task Force) and ASU 2009‑14, Software (Topic 985), Certain Revenue Arrangements That Include Software Elements (a consensus of the FASB Emerging Issues Task Force) on a prospective basis for new arrangements and arrangements that have been materially modified. This new guidance did not have a material impact on our financial statements as we already had the ability to divide the deliverables within our revenue arrangements into separate units of accounting.
We allocate consideration to each deliverable in an arrangement based on its relative selling price. We determine selling price using vendor specific objective evidence (VSOE), if it exists, otherwise third-party evidence (TPE). If neither VSOE nor TPE of selling price exists for a unit of accounting, we use estimated selling price (ESP).

VSOE is generally limited to the price charged when the same or similar product is sold separately or, if applicable, the stated renewal rate in the agreement. If a product or service is seldom sold separately, it is unlikely that we can determine VSOE for the product or service. We define VSOE as a median price of recent standalone transactions that are priced within a narrow range. TPE is determined based on the prices charged by our competitors for a similar deliverable when sold separately.

For arrangements entered into or materially modified after January 1, 2010, if we are unable to establish selling price using VSOE or TPE, we use ESP in the allocation of arrangement consideration. The objective of ESP is to determine the price at which we would transact if the product or service were sold by us on a standalone basis. Our determination of ESP involves a weighting of several factors based on the specific facts and circumstances of the arrangement. Specifically, we consider the cost to produce the deliverable, the anticipated margin on that deliverable, the selling price and profit margin for similar parts, our ongoing pricing strategy and policies (as evident in the price list established and updated by management on a regular basis), the value of any enhancements that have been built into the deliverable, and the characteristics of the varying markets in which the deliverable is sold. We analyze the selling prices used in our allocation of arrangement consideration on an annual basis. Selling prices are analyzed on a more frequent basis if a significant change in our business necessitates a more timely analysis or if we experience significant variances in our selling prices.

Warranty
We offer standard warranties on our hardware products and large application software products. We accrue the estimated cost of warranty claims based on historical and projected product performance trends and costs. Testing of new products in the development stage helps identify and correct potential warranty issues prior to manufacturing. Continuing quality control efforts during manufacturing reduce our exposure to warranty claims. If our quality control efforts fail to detect a fault in one of our products, we could experience an increase in warranty claims. We track warranty claims to identify potential warranty trends. If an unusual trend is noted, an additional warranty accrual may be assessed and recorded when a failure event is probable and the cost can be reasonably estimated. When new products are introduced, our process relies on historical averages until sufficient data are available. As actual experience becomes available, it is used to modify the historical averages to ensure the expected warranty costs are within a range of likely outcomes. Management continually evaluates the sufficiency of the warranty provisions and makes adjustments when necessary. The warranty allowances may fluctuate due to higher than anticipated material, labor, and other costs we may incur to repair or replace projected product failures, and we may incur additional warranty and related expenses in the future with respect to new or established products, which could adversely affect our gross margin. The long-term warranty balance includes estimated warranty claims beyond one year.

Restructuring and Asset Impairments
We record a liability for costs associated with an exit or disposal activity at its fair value in the period in which the liability is incurred. Employee termination benefits considered postemployment benefits are accrued when the obligation is probable and estimable, such as benefits stipulated by human resource policies and practices or statutory requirements. One-time termination benefits are expensed at the date the employee is notified. If the employee must provide future service greater than 60 days, such benefits are expensed ratably over the future service period. For contract termination costs, we record a liability upon the later of when we terminate a contract in accordance with the contract terms or when we cease using the rights conveyed by the contract.

Asset impairments are determined at the asset group. An impairment may be recorded for assets that are abandoned, sold for less than net book value, or held for sale in which the estimated proceeds are less than the net book value less costs to sell. If an asset group is considered a business, the asset group may consist of property, plant, equipment, intangible assets, and goodwill.

In determining restructuring charges, we analyze our future operating requirements, including the required headcount by business functions and facility space requirements. Our restructuring costs and any resulting accruals involve significant estimates using the best information available at the time the estimate are made. Our estimates involve a number of risks and uncertainties, some of which are beyond our control, including future real estate market conditions and local labor and employment laws, rules, and regulations. If the amounts and timing of cash flows from restructuring activities are significantly different from what we have estimated, the actual amount of restructuring and asset impairment charges could be materially different, either higher or lower, than those we have recorded.

Income Taxes
We estimate income tax expense in each of the taxing jurisdictions in which we operate. Changes in our actual tax rate are subject to several factors, including fluctuations in operating results, new or revised tax legislation and accounting pronouncements, changes in the level of business in domestic and foreign jurisdictions, tax credits (including research and development and foreign tax), state income taxes, adjustments to valuation allowances, timing of payments for accrued expenses, and interest expense and penalties related to uncertain positions, among other items. Changes in tax laws and unanticipated tax liabilities could significantly impact our tax rate.

We record valuation allowances to reduce deferred tax assets to the extent we believe it is more likely than not that a portion of such assets will not be realized. In making such determinations, we consider all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies, and our ability to carry back losses to prior years. We are required to make assumptions and judgments about potential outcomes that lie outside management’s control. Our most sensitive and critical factors are the projection, source, and character of future taxable income. Although realization is not assured, management believes it is more likely than not that deferred tax assets will be realized. The amount of deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward periods are reduced or current tax planning strategies are not implemented.

We are subject to audit in multiple taxing jurisdictions in which we operate. These audits may involve complex issues, which may require an extended period of time to resolve. We believe we have recorded adequate income tax provisions and reserves for uncertain tax positions.

In evaluating uncertain tax positions, we consider the relative risks and merits of positions taken in tax returns filed and to be filed, considering statutory, judicial, and regulatory guidance applicable to those positions. We make assumptions and judgments about potential outcomes that lie outside management’s control. To the extent the tax authorities disagree with our conclusions and depending on the final resolution of those disagreements, our actual tax rate may be materially affected in the period of final settlement with the tax authorities.

Inventories
Items are removed from inventory using the first-in, first-out method. Inventories include raw materials, sub-assemblies, and finished goods. Inventory amounts include the cost to manufacture the item, such as the cost of raw materials, labor, and other applied direct and indirect costs. We also review idle facility expense, freight, handling costs, and wasted materials to determine if abnormal amounts should be recognized as current-period charges. We review our inventory for obsolescence and marketability. If the estimated market value, which is based upon assumptions about future demand and market conditions, falls below the original cost, the inventory value is reduced to the market value. If technology rapidly changes or actual market conditions are less favorable than those projected by management, inventory write-downs may be required. Our inventory levels may vary period to period as a result of our factory scheduling and timing of contract fulfillments.

Goodwill and Intangible Assets
Goodwill and intangible assets result from our acquisitions. We use estimates, including estimates of useful lives of intangible assets, the amount and timing of related future cash flows, and fair values of the related operations, in determining the value assigned to goodwill and intangible assets. Our intangible assets have a finite life and are amortized over their estimated useful lives based on estimated discounted cash flows. Intangible assets are tested for impairment when events or changes in circumstances indicate the carrying value may not be recoverable.

Goodwill is assigned to our reporting units based on the expected benefit from the synergies arising from each business combination, determined by using certain financial metrics, including the forecasted discounted cash flows associated with each reporting unit. Prior to 2012, we had four reporting units: Itron North America (INA), Itron International (INL) Electricity, INL Gas, and INL Water. Effective January 1, 2012, our three new reporting units are Electricity, Gas, and Water. Our new Energy operating segment comprises the Electricity and Gas reporting units, while our new Water operating segment represents one reporting unit. In the first quarter of 2012, we reallocated the goodwill from our former INA segment and reporting unit to the three new reporting units based on the relative fair values of the electricity, gas, and water product lines within INA on January 1, 2012. We also reassigned the goodwill from our former INL Electricity, INL Gas, and INL Water reporting units to the new reporting units, Electricity, Gas, and Water, respectively.

We test goodwill for impairment each year as of October 1, or more frequently should a significant impairment indicator occur. The impairment test for goodwill involves comparing the fair value of the reporting units to their carrying amounts. If the carrying amount of a reporting unit exceeds its fair value, a second step is required to measure for a goodwill impairment loss. This step revalues all assets and liabilities of the reporting unit to their current fair values and then compares the implied fair value of the reporting unit's goodwill to the carrying amount of that goodwill. If the carrying amount of the reporting unit's goodwill exceeds the implied fair value of the goodwill, an impairment loss is recognized in an amount equal to the excess.

Determining the fair value of a reporting unit is judgmental in nature and involves the use of significant estimates and assumptions. We forecast discounted future cash flows at the reporting unit level using risk-adjusted discount rates and estimated future revenues and operating costs, which take into consideration factors such as existing backlog, expected future orders, supplier contracts, and expectations of competitive and economic environments. We also identify similar publicly traded companies and develop a correlation, referred to as a multiple, to apply to the operating results of the reporting units. These combined fair values are then reconciled to our aggregate market value of our shares of common stock on the date of valuation, while considering a reasonable control premium.

As a result of the significant decline in the price of our shares of common stock at the end of September 2011, our aggregate market value was significantly lower than the aggregate carrying value of our net assets. As a result, we performed an interim impairment test of our goodwill as of September 30, 2011, instead of our annual October 1 testing date. The goodwill impairment did not impact the debt covenants compliance under the Company's existing credit facility.

The goodwill impairment before the reorganization into the new reporting units was associated with two reporting units from the Itron International operating segment. The goodwill balance before and after the goodwill impairment was as follows:

Reporting Unit	Before Impairment	Impairment	After Impairment
	(in thousands)
Itron International - Electricity	$363,626	$254,735	$108,891
Itron International - Water	389,308	330,112	59,196
		$584,847

Following the allocation of goodwill from the previous reporting units to the new reporting units (Electricity, Gas, and Water) on January 1, 2012, the fair value of each reporting unit exceeded the carrying value by a minimum of 35%.

Changes in market demand, fluctuations in the economies in which we operate, the volatility and decline in the worldwide equity markets, and a further decline in our market capitalization could negatively impact the remaining carrying value of our goodwill, which could have a significant effect on our current and future results of operations and financial condition.

Derivative Instruments
All derivative instruments, whether designated in hedging relationships or not, are recorded on the Consolidated Balance Sheets at fair value as either assets or liabilities. The components and fair values of our derivative instruments are determined using the fair value measurements of significant other observable inputs (also known as “Level 2”), as defined by U.S. generally accepted accounting principles. We include the effect of our counterparty credit risk based on current published credit default swap rates when the net fair value of our derivative instruments is in a net asset position and the effect of our own nonperformance risk when the net fair value of our derivative instruments is in a net liability position. Level 2 inputs consist of quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in non-active markets; and model-derived valuations in which significant inputs are corroborated by observable market data either directly or indirectly through correlation or other means (inputs may include yield curves, volatility, credit risks, and default rates). Derivatives are not used for trading or speculative purposes. Our derivatives are with credit worthy multinational commercial banks, with whom we have master netting agreements; however, our derivative positions are not disclosed on a net basis. There are no credit-risk-related contingent features within our derivative instruments.

Defined Benefit Pension Plans
We sponsor both funded and unfunded defined benefit pension plans for certain international employees, primarily in Germany, France, Italy, Indonesia, and Spain. We recognize a liability for the projected benefit obligation in excess of plan assets or an asset for plan assets in excess of the projected benefit obligation. We also recognize the funded status of our defined benefit pension plans on our Consolidated Balance Sheets and recognize as a component of other comprehensive income (loss) (OCI), net of tax, the actuarial gains or losses and prior service costs or credits, if any, that arise during the period but are not recognized as components of net periodic benefit cost.

Several economic assumptions and actuarial data are used in calculating the expense and obligations related to these plans. The assumptions are updated annually at December 31 and include the discount rate, the expected remaining service life, the expected rate of return on plan assets, and rate of future compensation increase. The discount rate is a significant assumption used to value our pension benefit obligation. We determine a discount rate for our plans based on the estimated duration of each plan’s liabilities. For our euro denominated defined benefit pension plans, which represent 92% of our benefit obligation, we use two discount rates, (separated between shorter and longer duration plans), using a hypothetical yield curve developed from euro-denominated AA-rated corporate bond issues, partially weighted for market value, with minimum amounts outstanding of €250 million for bonds with less than 10 years to maturity and €50 million for bonds with 10 or more years to maturity, and excluding 10% of the highest and lowest yielding bonds within each maturity group. The discount rates derived for our shorter duration euro denominated plans (less than 10 years) and longer duration plans (greater than 10 years) were 4.50% and 5.25%, respectively. The weighted average discount rate used to measure the projected benefit obligation for all of the plans at December 31, 2011 was 5.51%. A change of 25 basis points in the discount rate would change our pension benefit obligation by approximately $2.3 million. The financial and actuarial assumptions used at December 31, 2011 may differ materially from actual results due to changing market and economic conditions and other factors. These differences could result in a significant change in the amount of pension expense recorded in future periods. Gains and losses resulting from changes in actuarial assumptions, including the discount rate, are recognized in OCI in the period in which they occur.

Our general funding policy for these qualified pension plans is to contribute amounts at least sufficient to satisfy funding standards of the respective countries for each plan. Refer to Item 8: “Financial Statements and Supplementary Data, Note 8: Defined Benefit Pension Plans” for our expected contributions for 2012.

Stock-Based Compensation
We measure and recognize compensation expense for all stock-based awards made to employees and directors, including awards of stock options, stock sold pursuant to our Employee Stock Purchase Plan (ESPP), and the issuance of restricted stock units and unrestricted stock awards, based on estimated fair values. The fair value of stock options is estimated at the date of grant using the Black-Scholes option-pricing model, which includes assumptions for the dividend yield, expected volatility, risk-free interest rate, and expected life. In valuing our stock options, significant judgment is required in determining the expected volatility of our common stock and the expected life that individuals will hold their stock options prior to exercising. Expected volatility is based on the historical and implied volatility of our own common stock. The expected life of stock option grants is derived from the historical actual term of option grants and an estimate of future exercises during the remaining contractual period of the option. While volatility and estimated life are assumptions that do not bear the risk of change subsequent to the grant date of stock options, these assumptions may be difficult to measure as they represent future expectations based on historical experience. Further, our expected volatility and expected life may change in the future, which could substantially change the grant-date fair value of future awards of stock options and ultimately the expense we record. For ESPP awards, the fair value is the difference between the market close price of our common stock on the date of purchase and the discounted purchase price. For restricted stock units and unrestricted stock awards, the fair value is the market close price of our common stock on the date of grant. We consider many factors when estimating expected forfeitures, including types of awards, employee class, and historical experience. Actual results and future estimates may differ substantially from our current estimates. We expense stock-based compensation at the date of grant for unrestricted stock awards. For awards with only a service condition, we expense stock-based compensation, adjusted for estimated forfeitures, using the straight-line method over the requisite service period for the entire award. For awards with both performance and service conditions, we expense the stock-based compensation, adjusted for estimated forfeitures, on a straight-line basis over the requisite service period for each separately vesting portion of the award. Excess tax benefits are credited to common stock when the deduction reduces cash taxes payable. When we have tax deductions in excess of the compensation cost, they are classified as financing cash inflows in the Consolidated Statements of Cash Flows.